Exhibit 10.21

FRANKLIN SYNERGY BANK

EMPLOYMENT

AGREEMENT

J. MYERS JONES, III

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 29TH day of January,_2014, between Franklin Synergy Bank, a Tennessee banking corporation (the “Bank”) and J. Myers Jones, III (“Executive”).

WHEREAS, the Executive is currently serving as the Executive Vice President/Chief Credit Officer of the Bank;

WHEREAS, the Executive and the Bank desire to enter into an Employment Agreement to formalize the terms and conditions of the Executive’s employment with the Bank, which Employment Agreement supersedes all previous Employment Agreements entered into between the Bank and Executive,

NOW, THEREFORE, in consideration of the mutual covenants and undertakings made herein, the Bank and the Executive, each intending to be legally bound, hereby agree as follows:

1. Position. The Executive shall be employed as the Executive Vice President/Chief Credit Officer, and shall perform such duties as may be assigned to the Executive from time to time by the Board of Directors of the Bank or as may be set forth in the bylaws of the Bank (“Bylaws”), as the same may be amended from time to time. The Executive’s employment will be on a full time basis at the Bank’s offices located in Franklin, Tennessee, subject to such travel as may be required from time to time to perform Executive’s duties. The Executive further agrees to devote his full time and attention to the business of the Bank and to perform such duties as may be required of him to the best of his abilities, and will not accept any other employment while employed by the Bank without the prior written consent of the Bank.

2. Term of Employment. Subject to the terms and conditions hereof, the term of this Agreement shall commence on the Effective Date and shall continue for two (2) years. The term of this Agreement will automatically renew each day after the Effective Date for one additional day so that the term of the Agreement shall always be two (2) years unless (i) terminated by the Employer and replaced by a mutually agreed upon arrangement; or (ii) the Board of Directors provides written notice of non-renewal to Executive; or (iii) Executive provides written notice of non-renewal to Bank. Each party shall negotiate in good faith the terms and conditions for any replacement of this Agreement.

3. Compensation. The Bank shall pay to the Executive compensation for his services during the Term of Employment as follows:

(a) The Executive shall be paid a base salary of One Hundred Eighty One Thousand Three Hundred Sixteen ($181,316.00) Dollars per annum. The Executive’s base salary shall be reviewed at least annually. Such review shall be conducted by the

Board of Directors or by the Board Personnel Committee and they may increase, but not decrease salary below the Executive’s original base salary of One Hundred Eighty One Thousand Three Hundred Sixteen ($181,316.00) Dollars. The salary shall be paid in accordance with the payroll policies of the Bank.

(b) The Executive shall be entitled to reimbursement for all proper business expenses incurred by him with respect to the business of the Bank, in the same manner and to the same extent as such expenses are reimbursed to other officers of the Bank.

(c) The Executive shall be eligible to receive discretionary annual cash incentive/bonus payments as authorized by the Board of Directors or the Board Personnel Committee. Executive shall also be entitled to participate in equity compensation plans as may be approved by the shareholders of the Bank in such amounts, and pursuant to such terms, as shall be authorized by the Board of Directors in its discretion.

4. Benefits. The Executive shall be entitled to receive benefits, including vacation time and insurance benefits, in accordance with the benefit policies developed for the Bank and approved by the Board of Directors.

5. Disability or Disabled. If, during the Term of Employment, the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank, the Bank may terminate the employment of the Executive hereunder upon written notice to the Executive. In such event, the Executive shall not be entitled to any further payments or benefits under this Agreement other than payments under any disability policy which the Bank may obtain for the benefit of its officers generally and salary accruing up to the date of termination.

6. Termination for Cause. The Bank may terminate the Executive’s employment for Cause, upon written notice to the Executive which notice shall specify the reason for termination. In the event of termination for Cause, the Executive shall not be entitled to any further payment of benefits under the Agreement other than salary accruing up to the date of termination. For purposes of the Agreement, “Cause” shall mean: (i) the willful or repeated failure by the Executive to perform his duties hereunder or failure to abide by the policies set forth in the Employee Handbook, after at least one warning in writing from the Bank identifying any such failure occurring not less than forty-five (45) days prior to the date notice of termination is given by the Bank pursuant to this section; (ii) the willful misconduct of the Executive in the performance of his duties hereunder; (iii) conviction of a crime (other than a minor traffic violation); (iv) use of alcohol or other drugs which interferes with the performance by the Executive of Executive’s duties; (v) excessive absenteeism, other than for illness, after at least one warning in writing from the Bank; (vi) the unauthorized disclosure or use of any confidential information or proprietary data of the Bank, its parent, its subsidiaries or its

America. The Executive and the Bank agree that the exclusive venue for resolution of any disputes regarding or arising out of this Agreement or the Executive’s employment with the Bank shall be the state and federal courts located in Williamson County, Tennessee. The Executive and the Bank further agree to waive any right to a jury trial with respect to any disputes regarding or arising out of this Agreement or the Executive’s employment with the Bank. The Executive and the Bank each acknowledge and agree that this selection of venue and waiver of the right to a jury trial is knowingly, freely, and voluntarily given, is made after opportunity to consult with counsel of their choosing about this Agreement and its provisions, and is in the best interests of each party hereto.

16. Entire Agreement; Amendment. This Agreement sets forth the entire understanding of the parties hereto with respect to its subject matter and supersedes all prior agreements, negotiations and understandings, written or oral, with respect to matters covered hereby. The amendments or termination of this Agreement may be made only in a writing executed by the Bank and the Executives, and no amendment or termination of this Agreement shall be effective unless and until made in such a writing.

17. Assignment. This Agreement is personal to the Executive and the Executive may not assign any of his rights or duties hereunder, but this Agreement shall be enforceable by the Executive’s legal representatives, executors or administrators. By an assumption agreement in form and substance satisfactory to the Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement had no succession occurred.

18. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be signed by its duly authorized officer, and the Executive has executed this Agreement, as of the day and year first written above.

EXECUTIVE:	FRANKLIN SYNERGY BANK

/s/ J. Myers Jones, III	By:	/s/ Richard E. Herrington
J. MYERS JONES, III	RICHARD E. HERRINGTON
Its: CHIEF EXECUTIVE OFFICER

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